Exhibit 99.1
CONTACT:
Investor Relations
Axon Enterprise, Inc.
IR@axon.com
Axon reports Q2 2025 revenue of $669 million, up 33% year over year
•Software & Services revenue grows 39% to $292 million
•Annual recurring revenue grows 39% to $1.2 billion
•Net income of $36 million supports non-GAAP net income of $174 million and Adjusted EBITDA of $172 million
•Raises full year revenue outlook to a range of $2.65 billion to $2.73 billion, up from $2.60 billion to $2.70 billion.
Fellow shareholders,

Axon closed the first half of 2025 with record quarterly revenue, reflecting consistent execution and a strong foundation for long-term growth. Second quarter revenue grew 33% year over year — our sixth consecutive quarter above 30% and 14th consecutive quarter above 25% — while net income margin of 5.4% supported an Adjusted EBITDA margin of 25.7%.

Software & Services revenue increased 39% year over year to $292 million, driven by growing adoption of premium digital evidence management solutions, real-time operations, virtual reality training and productivity tools. This momentum contributed to Annual Recurring Revenue (ARR) growth of 39% to $1.2 billion. Expansion with our existing customers supported an increase in our net revenue retention rate to 124%.

Connected Devices revenue rose 29% year over year to $376 million, reflecting strength across all major device lines. TASER revenue grew 19% to $216 million, driven by demand for TASER 10. Personal Sensors revenue increased 24% to $93 million, supported by adoption of Axon Body 4. Platform Solutions revenue grew 86% to $67 million, showcasing strong market demand for emerging products, including counter-drone and VR training.

Our performance through the first half of 2025 supports our increased outlook for the remainder of the year. We now expect full-year 2025 revenue between $2.65 billion and $2.73 billion, representing approximately 29% growth at the midpoint. This compares to prior guidance of $2.60 to $2.70 billion, or approximately 27% growth at the midpoint. We continue to target an Adjusted EBITDA margin of approximately 25%, which implies Adjusted EBITDA of $665 million to $685 million — up from $650 million to $675 million previously.

The sections below provide additional detail on the drivers behind our software growth, financial performance, and updated 2025 outlook.

Select Highlights

Axon Software & Services
Axon’s Software & Services segment includes a suite of integrated solutions designed to help customers capture truth, manage digital evidence, support real-time operations and enhance productivity. At the center is our digital evidence management platform, which allows agencies to securely store, organize and share evidence in a centralized hub. The vast majority of Axon devices are sold with an accompanying evidence management license.

Building on our foundation in evidence management, Axon’s software portfolio also includes real-time operations solutions — such as location and service area monitoring, video live streaming and voice communications — as well as records management, virtual reality training, AI-powered productivity and intelligence tools, and counter-drone and drone-as-first-responder systems. These offerings are configurable across multiple products to meet a wide range of agency needs, with options that span from foundational features to advanced packages with enhanced capabilities.

Axon’s broadened software portfolio is the result of decades of scaling investment and innovation, with a robust cadence of new products introduced for customers each year. Our momentum is validated by rising adoption, reflected in net revenue retention rates consistently near 120% for more than 20 consecutive quarters. We remain focused on building what’s next, with a strong and growing pipeline of new products and visionary enhancements designed to help agencies work more safely, efficiently and effectively. Our efforts have already resulted in our position as a first mover in delivering AI-driven solutions to our customers, where early feedback reinforces our progress:

•“When I started, we had two binders of policies and had to check them before asking supervisors—this [Policy Chat] is amazing!” — Captain Kevin Schoolmeesters, Tampa Police Department (FL)

•"I was highly impressed with this new technology’s [real-time translation] effectiveness. Being able to communicate directly with the driver without having to look down at a phone to communicate with the operator greatly enhanced officer safety." — Officer, Milford Police Department (CT)
AI In Law Enforcement Trends

Axon’s products are developed in close partnership with our customers, and we incorporate their feedback to ensure we are building solutions that address their most difficult, unsolved challenges. As part of this collaboration, we conducted a national survey on the role of AI in law enforcement. Fielded from November 2024 through January 2025, the survey included responses from more than 500 individuals across a range of roles — including patrol officers, sergeants, chiefs of police, sheriffs, detectives, IT personnel and forensic video analysts.

The goal of the survey was to better understand how law enforcement professionals are engaging with AI today and to identify emerging trends that could inform future Axon technology development. Respondents highlighted near-universal staffing shortages, significant time spent on administrative tasks rather than field operations, and broad optimism around AI’s potential to help address these challenges — with early usage already demonstrating meaningful time savings.

Respondents reported saving between 6 to 12 hours per week on average through the use of Axon AI tools. Importantly, this feedback was gathered prior to the general availability of our AI Era Plan tools and expands on our prior internal analysis, which had shown the opportunity for Draft One to help reduce the nearly 40% of officer time currently spent writing reports.

Reported weekly time savings:
•Draft One: 11 hours
•Redaction Assistant: 10 hours
•Axon Auto-Transcribe: 6 hours
•Priority ranked video audit: 12 hours
•Transcript keyword search: 6 hours

Additional insights emphasized the importance of responsible AI deployment. Axon’s Responsible Innovation Framework was designed with this in mind — to ensure AI, and all technologies, are developed and deployed ethically and transparently. In alignment with our values-based approach focused on principles and best practices, respondents consistently emphasized two priorities: the need for more training to support responsible use, and the importance of maintaining a human role in final decision-making.

“Axon’s product development process always begins with our commitment to responsible innovation. It’s foundational to how we build and what we stand for.” — Jeff Kunins, Axon CPO & CTO

Key Findings:

•Only 14% of law enforcement agencies surveyed reported being fully staffed; more than half were operating at 80% capacity or below.
•On average, patrol officers spend just 46% of their time on active policing — roughly equal to the time spent on administrative tasks.
•Three in four officers said AI will make their jobs easier, improve investigations, and increase overall efficiency.
•68% of respondents believe AI can improve resource allocation and help ensure officers are deployed more effectively.
•75% of officers agree that AI should offer insights, while final decisions remain with human officers.
•84% of officers want more AI-specific training, highlighting a desire to learn how to use AI in the field responsibly.

“Our job is to solve real problems. By listening to our customers and building what they need most, we create value.” — Rick Smith, Axon CEO & Founder
Q2 2025 Summary Results
Quarterly revenue of $669 million grew 33% year over year, exceeding our expectations, driven by strong premium software adoption and robust demand for TASER 10, Axon Body 4 and counter-drone equipment.
Total company gross margin of 60.4% decreased 40 basis points year over year. Excluding the impacts of stock-based compensation and intangibles amortization, adjusted gross margin of 63.3% increased 20 basis points year over year.
Operating loss of $1 million was primarily due to stock-based compensation expense of $139 million.
•COGS of $265 million, 39.6% of revenue, included $13 million in stock-based compensation expense.
•SG&A expense of $242 million, 36.2% of revenue, included $72 million in stock-based compensation expense.
•R&D expense of $163 million, 24.3% of revenue, included $54 million in stock-based compensation expense.
Net income of $36 million (5.4% net income margin), or $0.44 per diluted share, supported non-GAAP net income of $174 million (26.0% non-GAAP net income margin), or $2.12 per diluted share.
Adjusted EBITDA of $172 million (25.7% Adjusted EBITDA margin) increased 37% year over year, driven by higher revenue and operating leverage.
Operating cash flow reflects $92 million of outflow, compared to operating cash flow of $83 million in the prior year, with free cash outflow of $115 million and adjusted free cash outflow of $111 million.

As of June 30, 2025, Axon had $2.1 billion in cash, cash equivalents and investments, and outstanding convertible and senior notes in principal amount of $2.0 billion, for a net cash position of $66 million, down $44 million sequentially.

Detailed definitions of our non-GAAP financial measures and caution on the use of non-GAAP measures are included later in this letter.

Financial commentary by segment
Software & Services

	THREE MONTHS ENDED			CHANGE
	30 JUN 2025	31 MAR 2025	30 JUN 2024	QoQ	YoY
	(in thousands)
Revenue	$292,178	$262,737	$210,473	11.2%	38.8%
Gross margin	75.6%	74.2%	74.1%	140 bp	150 bp
Adjusted gross margin	78.9%	77.7%	76.6%	120 bp	230 bp
•Software & Services revenue growth of 39% year over year was primarily driven by new users and expansion of existing customers adoption of premium software offerings.
•Software & Services gross margin of 75.6% increased from 74.1% year over year. Excluding the impact of stock-based compensation and intangibles amortization, Software & Services adjusted gross margin of 78.9% increased from 76.6% year over year, primarily driven by higher software mix.
Connected Devices

	THREE MONTHS ENDED			CHANGE
	30 JUN 2025	31 MAR 2025	30 JUN 2024	QoQ		YoY
	(in thousands)
Revenue	$376,360	$340,896	$292,763	10.4%		28.6%
Gross margin	48.6%	50.1%	51.3%	(150)	bp	(270)	bp
Adjusted gross margin	51.1%	52.8%	53.4%	(170)	bp	(230)	bp
•Connected Devices revenue growth of 29% year over year was primarily driven by strong demand for TASER 10 devices and associated cartridges, Axon Body 4 and growing demand for platform solutions.
•Connected Devices gross margin of 48.6% decreased from 51.3% year over year. Excluding the impact of stock-based compensation and intangibles amortization, Connected Devices adjusted gross margin of 51.1% decreased from 53.4% year over year, primarily driven by higher mix of platform solutions.
Forward-Looking Operating Metrics

	30 JUN 2025	31 MAR 2025	31 DEC 2024	30 SEP 2024	30 JUN 2024

Annual recurring revenue ($ millions) (1)	$1,183	$1,104	$1,001	$885	$850
Net revenue retention (1)	124%	123%	123%	123%	122%
Future contracted bookings ($ billions) (1)	$10.7	$9.9	$10.1	$8.2	$7.5
____________________________________________________________________
(1)Refer to “Statistical Definitions” below.
•Annual recurring revenue grew 39% year over year to $1.2 billion. Growth in annual recurring revenue is primarily driven by adoption of premium offerings and new users of our cloud products.
•Net revenue retention was 124% in the quarter, reflecting our ability to deliver additional value to our customers over time and de minimis attrition. We drive adoption of our cloud software solutions through integrated subscription plans, which include a variety of premium software options. This Software-as-a-Service (SaaS) metric excludes the hardware portion of customer subscriptions and is normalized to account for phased customer deployments throughout the year.
•Future contracted bookings grew 43% year over year to $10.7 billion. This operational metric tracks our total unrecognized contracted bookings, including remaining performance obligations, in addition to contracts with certain termination or other clauses as a result of which they are not otherwise included in remaining performance obligations. We expect to recognize between 20% to 25% of this balance over the next 12 months and generally expect the remainder to be recognized over the following ten years.

2025 Outlook
The following forward-looking statements reflect Axon’s expectations as of August 4, 2025 and are subject to risks and uncertainties. Please refer to “Forward-looking Statements” below for more information.

Full Year
•Axon expects full year 2025 revenue of $2.65 billion to $2.73 billion, representing approximately 29% annual growth at the midpoint. This is an increase from our prior revenue guidance range of $2.60 billion to $2.70 billion.
•Axon expects full year 2025 Adjusted EBITDA dollars of $665 million to $685 million, representing Adjusted EBITDA margin of approximately 25%. This is an increase from $650 million to $675 million previously. Adjusted EBITDA guidance includes expected impacts from U.S. and international tariffs.
•We provide Adjusted EBITDA guidance, rather than net income guidance, due to the inherent difficulty of forecasting certain types of expenses and gains such as stock-based compensation, income tax expenses and gains or losses on marketable securities and strategic investments, which affect net income but not Adjusted EBITDA. We are unable to reasonably estimate the impact of such expenses, which could be material, on net income. Accordingly, we do not provide a reconciliation of projected net income to projected Adjusted EBITDA.
•We expect stock-based compensation expenses to be approximately $580 million to $630 million, consistent with prior guidance.
•Full year stock-based compensation expense includes approximately $330 million, related to the broad-based 2024 eXponential Stock Plan and the 2024 CEO Performance Award, primarily in SG&A and R&D. These performance-based incentive programs are achieved through stock price, operational and time-based requirements and are divided into seven substantially equal tranches.
•We expect 2025 CapEx to be in the range of $170 million to $185 million. Our 2025 CapEx plans include long-term R&D investment projects, continued capacity expansion, global facility build-outs and new product development costs. Expected capital expenditures do not include costs related to investments in a new headquarters, as we now await local zoning and planning decisions. We expect to have a better update next quarter on when we will be able to break ground on the project.

Quarterly conference call and webcast
We will host our Q2 2025 earnings conference call webinar on Monday, August 4 at 2 p.m. PT / 5 p.m. ET

The webcast will be available via a link on Axon's investor relations website at https://investor.axon.com or can be accessed directly via https://axon.zoom.us/j/93190188519.
Statistical Definitions
Annual recurring revenue: Annual recurring revenue is a performance indicator that management believes provides more visibility into the growth of our revenue generated by our highest margin, recurring services. Annual recurring revenue should be viewed independently of revenue and deferred revenue because it is an operating measure and is not intended to be combined with or to replace GAAP revenue or deferred revenue, as they can be impacted by contract start and end dates and renewal rates. Annual recurring revenue is not intended to be a replacement or forecast of revenue or deferred revenue. We calculate annual recurring revenue as monthly recurring license, integration, warranty and storage revenue, annualized.

Net revenue retention: Dollar-based net revenue retention is an important metric to measure our ability to retain and expand our relationships with existing customers. We calculate it as the software, camera and TASER warranty subscription and support revenue from a base set of agency customers from which we generated Axon Cloud subscription and warranty revenue in the last month of a quarter divided by the software and camera warranty subscription and support revenue from the year-ago month of that same customer base. This calculation includes high-margin warranty revenue but purposely excludes the lower-margin hardware subscription component of the customer contracts, as it is meant to be a SaaS metric that we use to monitor the health of the recurring revenue business we are building. This calculation also excludes the implied monthly revenue contribution of customers that were added since the year-ago quarter, and therefore excludes the benefit of new customer acquisition. The metric includes customers, if any, that terminated during the annual period, and therefore, this metric is inclusive of customer churn. This metric is downwardly adjusted to account for the effect of phased deployments—meaning that, for the year-ago period, we consider the total contractually obligated implied monthly revenue amount, rather than monthly revenue amounts that might have been in actuality smaller on a GAAP basis due to the customer not having yet fully deployed their Axon solution. For more information relative to our revenue recognition policies, please reference our filings with the Securities and Exchange Commission (SEC).

Future contracted bookings: This operational metric tracks our total unrecognized contracted bookings, including remaining performance obligations, in addition to contracts with certain termination or other clauses as a result of which they are not otherwise included in remaining performance obligations. Total future contracted bookings for products and services represent total orders that the company has received and not yet performed. We define future contracted bookings as cumulative bookings, net of cancellations, less product and service revenue recognized to date. This operational metric is subject to change based on future events, including terminations for convenience, the execution of optional periods or other contract cancellations. To the extent future contract bookings become recognized as revenue, it is recognized over a period of multiple years. Further, this operational metric may be unique to the Company, as it may be different from similarly titled operational metrics used by other companies. As such, the presentation of this operational metric may not enhance the comparability of the Company’s results to the results of other companies.
Supplementary Non-GAAP Measures
To supplement the Company's financial results presented in accordance with GAAP, we present the non-GAAP financial measures of EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Gross Margin, Non-GAAP Net Income, Non-GAAP Diluted Earnings Per Share, Free Cash Flow and Adjusted Free Cash Flow. The Company's management uses these non-GAAP financial measures in evaluating the Company's performance in comparison to prior periods. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing its performance, and when planning and forecasting our future periods. A reconciliation of GAAP to the non-GAAP financial measures is presented below.

•EBITDA (most comparable GAAP measure: net income) – Earnings before interest expense, investment interest income, income taxes, depreciation and amortization.

•Adjusted EBITDA (most comparable GAAP measure: net income) – Earnings before interest expense; investment interest income; income taxes; depreciation; amortization; noncash stock-based compensation expense; fair value adjustments related to strategic investments, marketable securities, and mark-to-market on our non-qualified deferred compensation liabilities; debt inducement expense associated with the early repurchase of a portion of our 2027 Notes; transaction and integration costs related to strategic investments and acquisitions, including the change in fair value of contingent consideration arrangements; inventory step-up amortization related to acquisitions; certain litigation costs and recoveries related to (1) antitrust cases we consider to be non-recurring and outside of our core operating results and (2) litigation matters for acquired companies that were unresolved at the date of the acquisition; payroll taxes related to 2024 Employee XSP vesting; and other unusual, non-recurring pre-tax items that are not considered representative of our underlying operating performance.

•Adjusted EBITDA margin (most comparable GAAP measure: net income margin) – Adjusted EBITDA as a percentage of net sales.

•Adjusted gross margin (most comparable GAAP measure: gross margin) – Gross margin before noncash stock-based compensation expense, amortization of acquired intangible assets, inventory step-up amortization related to acquisitions, and payroll taxes related to 2024 Employee XSP vesting.

•Non-GAAP net income (most comparable GAAP measure: net income) – Net income excluding the costs of noncash stock-based compensation expense; fair value adjustments related to strategic investments and marketable securities; debt inducement expense associated with the early repurchase of a portion of our 2027 Notes; transaction and integration costs related to strategic investments and acquisitions, including the change in fair value of contingent consideration arrangements; inventory step-up amortization related to acquisitions; certain litigation costs and recoveries related to (1) antitrust cases we consider to be non-recurring and outside of our core operating results and (2) litigation matters for acquired companies that were unresolved at the date of the acquisition; payroll taxes related to 2024 Employee XSP vesting; and other unusual, non-recurring pre-tax items that are not considered representative of our underlying operating performance. The Company tax-effects non-GAAP adjustments using the blended statutory federal and state tax rates for each period presented.

•Non-GAAP diluted earnings per share (most comparable GAAP measure: earnings per share) – Measure of Company's non-GAAP net income divided by the weighted average number of diluted common shares outstanding during the period presented.

•Free cash flow (most comparable GAAP measure: cash flow from operating activities) – Cash flows provided by operating activities minus purchases of property and equipment and intangible assets.

•Adjusted free cash flow (most comparable GAAP measure: cash flow from operating activities) – Cash flows provided by operating activities minus purchases of property and equipment and intangible assets, excluding the net impact of investments in our new Scottsdale, Arizona campus and bond premium amortization.
◦We believe that free cash flow and adjusted free cash flow excluding the impact of bond premium amortization and net campus investment are non-GAAP measures that are useful to investors and management to evaluate the Company’s ability to generate cash. These non-GAAP measures can also be used to evaluate the Company’s ability to generate cash flow from operations and the impact that this cash flow has on the Company’s liquidity.
Caution on Use of Non-GAAP Measures
Although these non-GAAP financial measures are not consistent with GAAP, management believes investors will benefit by referring to these non-GAAP financial measures when assessing the Company's operating results, as well as when forecasting and analyzing future periods. However, management recognizes that:
•these non-GAAP financial measures are limited in their usefulness and should be considered only as a supplement to the Company's GAAP financial measures;
•these non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the Company's GAAP financial measures;
•these non-GAAP financial measures should not be considered to be superior to the Company's GAAP financial measures; and
•these non-GAAP financial measures were not prepared in accordance with GAAP or under a comprehensive set of rules or principles proposed by a third party.
Further, these non-GAAP financial measures may be unique to the Company, as they may be different from similarly titled non-GAAP financial measures used by other companies. As such, this presentation of non-GAAP financial measures may not enhance the comparability of the Company's results to the results of other companies.

About Axon
Axon is a technology leader in global public safety. Our moonshot goal is to cut gun-related deaths between police and the public by 50% before 2033. Axon is building the public safety operating system of the future by integrating a suite of hardware devices and cloud software solutions that lead modern policing. Axon’s suite includes TASER energy devices, body cameras, in-car cameras, robotic security and training, cloud-hosted digital evidence management solutions, productivity software and real-time operations capabilities. Axon’s growing global customer base includes first responders across international, federal, state and local law enforcement, fire, corrections and emergency medical services, as well as the justice sector, enterprises and consumers.
Non-Axon trademarks are property of their respective owners.
Axon, Axon Body, Draft One, Redaction Assistant, TASER, TASER 10, the Filled Bolt within Circle Logo and the Delta Logo are trademarks of Axon Enterprise, Inc., some of which are registered in the United States and other countries. For more information, visit www.axon.com/legal. All rights reserved.
Forward-looking Statements
Forward-looking statements in this letter include, without limitation, statements regarding: proposed products and services and related development efforts and activities; expectations about the market for our current and future products and services, including statements related to our user base and customer profiles; the impact of pending litigation; strategies and trends relating to subscription plan programs and revenues; statements related to recently completed acquisitions; our anticipation that contracts with governmental customers will be fulfilled; our expectations about the future implementation of new strategies related to artificial intelligence; the timing and realization of future contracted revenue; the fulfillment of bookings; strategies and trends, including the amounts and benefits of R&D investments; the sufficiency of our liquidity and financial resources; expectations about customer behavior; statements concerning projections, predictions, expectations, estimates or forecasts as to our business, financial and operational results and future economic performance, including our outlook for 2025 full year revenue, stock-based compensation expense, Adjusted EBITDA, Adjusted EBITDA margin and capital expenditures; statements of management’s strategies, goals and objectives and other similar expressions; as well as the ultimate resolution of financial statement items requiring critical accounting estimates, including those set forth in our Annual Report on Form 10‑K for the year ended December 31, 2024 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025. Such statements give our current expectations or forecasts of future events; they do not relate strictly to historical or current facts. Words such as “may,” “will,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” and similar expressions, as well as statements in future tense, identify forward-looking statements. However, not all forward-looking statements contain these identifying words.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions. Achievement of future results is subject to risks, uncertainties and potentially inaccurate assumptions. The following important factors could cause actual results to differ materially from those in the forward-looking statements: our exposure to cancellations of government contracts due to non-appropriation clauses, exercise of a cancellation clause or non-exercise of contractually optional periods; the ability of law enforcement agencies to obtain funding, including based on tax revenues; our ability to design, introduce and sell new products, services or features; our ability to defend against litigation and protect our intellectual property, and the resulting costs of this activity; our ability to win bids through the open bidding process for governmental agencies; our ability to manage our supply chain and avoid production delays, shortages and impacts to expected gross margins; the impacts of inflation, macroeconomic conditions and global events; the impact of catastrophic events or public health emergencies; the impact of stock-based compensation expense, impairment expense and income tax expense on our financial results; customer purchase behavior, including adoption of our software as a service delivery model; negative media publicity or sentiment regarding our products; the impact of various factors on projected gross margins; defects in, or misuse of, our products; changes in the costs of product components and labor; loss of customer data, a breach of security or an extended outage, including by our third-party cloud-based storage providers; exposure to international operational risks; delayed cash collections and possible credit losses due to our subscription model; changes in government regulations in the United States and in foreign markets, especially related to the classification of our products by the United States Bureau of Alcohol, Tobacco, Firearms and Explosives; our ability to integrate acquired businesses; the impact of declines in the fair values or impairment of our investments, including our strategic investments; our ability to attract and retain key personnel; litigation or inquiries and related time and costs; our ability to remediate the material weakness in our internal controls; and counterparty risks relating to cash balances held in excess of federally insured limits. Many events beyond our control may determine whether results we anticipate will be achieved. Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could differ materially from past results and those anticipated, estimated or projected. You should bear this in mind as you consider forward-looking statements. These factors are intended as cautionary statements for investors within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Readers can find them under the heading “Risk Factors” in our Annual and Quarterly Reports, and investors should refer to them. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.
Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any further disclosures we make on related subjects in our Form 8-K, 10‑Q and 10‑K reports to the SEC. Our filings with the SEC may be accessed at the SEC’s website at www.sec.gov.

AXON ENTERPRISE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2025	31 MAR 2025	30 JUN 2024	30 JUN 2025	30 JUN 2024
Net sales from products	$376,360	$340,896	$292,763	$717,256	$563,187
Net sales from services	292,178	262,737	210,473	554,915	399,920
Net sales	668,538	603,633	503,236	1,272,171	963,107
Cost of product sales	193,507	170,181	142,627	363,688	294,787
Cost of service sales	71,288	67,713	54,453	139,001	103,536
Cost of sales	264,795	237,894	197,080	502,689	398,323
Gross margin	403,743	365,739	306,156	769,482	564,784
Operating expenses:
Selling, general and administrative	242,212	223,509	170,964	465,721	322,039
Research and development	162,567	151,023	101,434	313,590	192,531
Total operating expenses	404,779	374,532	272,398	779,311	514,570
Income (loss) from operations	(1,036)	(8,793)	33,758	(9,829)	50,214
Interest income	23,253	10,604	11,653	33,857	23,783
Interest expense	(28,686)	(7,821)	(1,871)	(36,507)	(3,627)
Other income (loss), net	(32,414)	114,401	7,934	81,987	147,000
Income (loss) before provision for income taxes	(38,883)	108,391	51,474	69,508	217,370
Provision for (benefit from) income taxes	(75,000)	20,411	10,001	(54,589)	42,545
Net income	$36,117	$87,980	$41,473	$124,097	$174,825
Net income per common and common equivalent shares:
Basic	$0.46	$1.14	$0.55	$1.60	$2.32
Diluted	$0.44	$1.08	$0.53	$1.52	$2.26
Weighted average number of common and common equivalent shares outstanding:
Basic	77,999	76,890	75,511	77,448	75,433
Diluted	82,062	81,484	77,550	81,782	77,346

AXON ENTERPRISE, INC.
SALES BY PRODUCT AND SERVICE
(in thousands)
(unaudited)

	THREE MONTHS ENDED			THREE MONTHS ENDED			THREE MONTHS ENDED
	30 JUN 2025			31 MAR 2025			30 JUN 2024
	Connected Devices	Software & Services	Total	Connected Devices	Software & Services	Total	Connected Devices	Software & Services	Total
TASER (1)	$216,234	$—	$216,234	$195,495	$—	$195,495	$181,548	$—	$181,548
Personal Sensors (2)	92,819	—	92,819	88,405	—	88,405	75,113	—	75,113
Platform Solutions (3)	67,307	—	67,307	56,996	—	56,996	36,102	—	36,102
Software and Services	—	292,178	292,178	—	262,737	262,737	—	210,473	210,473
Total	$376,360	$292,178	$668,538	$340,896	$262,737	$603,633	$292,763	$210,473	$503,236
____________________________________________________________________________________
(1)'TASER' includes TASER handles, cartridges and related extended warranties.
(2)'Personal Sensors' primarily includes body cameras and accessories, signal sidearm, and related extended warranties.
(3)'Platform Solutions' primarily includes interview room, fleet in-car video, fixed cameras, drones and counter-drone equipment, virtual reality training hardware, and related extended warranties.

	SIX MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2025			30 JUN 2024
	Connected Devices	Software & Services	Total	Connected Devices	Software & Services	Total
TASER (1)	$411,729	$—	$411,729	$346,147	$—	$346,147
Personal Sensors (2)	181,224	—	181,224	143,113	—	143,113
Platform Solutions (3)	124,303	—	124,303	73,927	—	73,927
Software and Services	—	554,915	554,915	—	399,920	399,920
Total	$717,256	$554,915	$1,272,171	$563,187	$399,920	$963,107
____________________________________________________________________________________
(1)'TASER' includes TASER handles, cartridges and related extended warranties.
(2)'Personal Sensors' primarily includes body cameras and accessories, signal sidearm, and related extended warranties.
(3)'Platform Solutions' primarily includes interview room, fleet in-car video, fixed cameras, drones and counter-drone equipment, virtual reality training hardware, and related extended warranties.

SALES BY GEOGRAPHY
(in thousands)
(unaudited)

	THREE MONTHS ENDED		THREE MONTHS ENDED		THREE MONTHS ENDED
	30 JUN 2025		31 MAR 2025		30 JUN 2024
United States	$537,373	80%	$529,383	88%	$424,638	84%
Other countries	131,165	20	74,250	12	78,598	16
Total	$668,538	100%	$603,633	100%	$503,236	100%

	SIX MONTHS ENDED		SIX MONTHS ENDED
	30 JUN 2025		30 JUN 2024
United States	$1,066,756	84%	$816,179	85%
Other countries	205,415	16	146,928	15
Total	$1,272,171	100%	$963,107	100%

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2025	31 MAR 2025	30 JUN 2024	30 JUN 2025	30 JUN 2024
EBITDA and Adjusted EBITDA:
Net income	$36,117	$87,980	$41,473	$124,097	$174,825
Depreciation and amortization	19,324	19,195	13,000	38,519	24,564
Interest expense	28,686	7,821	1,871	36,507	3,627
Investment interest income	(23,253)	(10,604)	(11,653)	(33,857)	(23,783)
Provision for (benefit from) income taxes	(75,000)	20,411	10,001	(54,589)	42,545
EBITDA	$(14,126)	$124,803	$54,692	$110,677	$221,778

Non-GAAP adjustments:
Stock-based compensation expense	$139,244	$140,239	$74,821	$279,483	$149,936
Unrealized and realized losses (gains) on investments and marketable securities, net	33,728	(143,921)	(7,967)	(110,193)	(105,386)
Realized gains on previously held minority interests acquired in business combinations, net	—	—	(21)	—	(42,313)
Debt inducement expense	—	28,666	—	28,666	—
Transaction costs related to strategic investments and acquisitions	2,230	2,727	4,136	4,957	10,493
Inventory step-up amortization	—	607	—	607	—
Litigation costs and related recoveries	774	2,049	—	2,823	224
Payroll taxes related to 2024 Employee XSP vesting	9,782	—	—	9,782	—
Adjusted EBITDA	$171,632	$155,170	$125,661	$326,802	$234,732
Net income as a percentage of net sales	5.4%	14.6%	8.2%	9.8%	18.2%
Adjusted EBITDA as a percentage of net sales	25.7%	25.7%	25.0%	25.7%	24.4%

Stock-based compensation expense:
Cost of product and service sales	$12,561	$12,887	$8,517	$25,448	$38,112
Selling, general and administrative expenses	72,187	71,347	38,633	143,534	61,788
Research and development expenses	54,496	56,005	27,671	110,501	50,036
Total stock-based compensation expense	$139,244	$140,239	$74,821	$279,483	$149,936

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2025	31 MAR 2025	30 JUN 2024	30 JUN 2025	30 JUN 2024
Non-GAAP net income:
GAAP net income	$36,117	$87,980	$41,473	$124,097	$174,825
Non-GAAP adjustments:
Stock-based compensation expense	139,244	140,239	74,821	279,483	149,936
Unrealized and realized losses (gains) on investments and marketable securities, net	32,167	(143,921)	(7,967)	(111,754)	(105,386)
Realized gains on previously held minority interests acquired in business combinations, net	—	—	(21)	—	(42,313)
Debt inducement expense	—	28,666	—	28,666	—
Transaction costs related to strategic investments and acquisitions	2,230	2,727	4,136	4,957	10,493
Inventory step-up amortization	—	607	—	607	—
Litigation costs and related recoveries	774	2,049	—	2,823	224
Payroll taxes related to 2024 Employee XSP vesting	9,782	—	—	9,782	—
Income tax effects	(46,579)	(3,412)	(17,531)	(49,991)	(3,884)
Non-GAAP net income	$173,735	$114,935	$94,911	$288,670	$183,895
Non-GAAP net income as a percentage of net sales	26.0%	19.0%	18.9%	22.7%	19.1%

Diluted income per common share
GAAP	$0.44	$1.08	$0.53	$1.52	$2.26
Non-GAAP	$2.12	$1.41	$1.22	$3.53	$2.38

Weighted average number of diluted common and common equivalent shares outstanding	82,062	81,484	77,550	81,782	77,346

AXON ENTERPRISE, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES - continued
(in thousands)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2025	31 MAR 2025	30 JUN 2024	30 JUN 2025	30 JUN 2024
Net sales	$668,538	$603,633	$503,236	$1,272,171	$963,107
Cost of sales	264,795	237,894	197,080	502,689	398,323
Gross margin	403,743	365,739	306,156	769,482	564,784
Stock-based compensation expense	12,561	12,887	8,517	25,448	38,112
Amortization of acquired intangible assets	5,186	4,963	2,990	10,149	5,278
Inventory step-up amortization	—	607	—	607	—
Payroll taxes related to 2024 Employee XSP vesting	1,488	—	—	1,488	—
Adjusted gross margin	$422,978	$384,196	$317,663	$807,174	$608,174
Gross margin	60.4%	60.6%	60.8%	60.5%	58.6%
Adjusted gross margin	63.3%	63.6%	63.1%	63.4%	63.1%
Connected Devices

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2025	31 MAR 2025	30 JUN 2024	30 JUN 2025	30 JUN 2024
Net sales	$376,360	$340,896	$292,763	$717,256	$563,187
Cost of sales	193,507	170,181	142,627	363,688	294,787
Gross margin	182,853	170,715	150,136	353,568	268,400
Stock-based compensation expense	7,583	7,476	5,883	15,059	33,710
Amortization of acquired intangible assets	1,333	1,337	351	2,670	676
Inventory step-up amortization	—	607	—	607	—
Payroll taxes related to 2024 Employee XSP vesting	634	—	—	634	—
Adjusted gross margin	$192,403	$180,135	$156,370	$372,538	$302,786
Gross margin	48.6%	50.1%	51.3%	49.3%	47.7%
Adjusted gross margin	51.1%	52.8%	53.4%	51.9%	53.8%

Software and Services

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2025	31 MAR 2025	30 JUN 2024	30 JUN 2025	30 JUN 2024
Net sales	$292,178	$262,737	$210,473	$554,915	$399,920
Cost of sales	71,288	67,713	54,453	139,001	103,536
Gross margin	220,890	195,024	156,020	415,914	296,384
Stock-based compensation expense	4,978	5,411	2,634	10,389	4,402
Amortization of acquired intangible assets	3,853	3,626	2,639	7,479	4,602
Payroll taxes related to 2024 Employee XSP vesting	854	—	—	854	—
Adjusted gross margin	$230,575	$204,061	$161,293	$434,636	$305,388
Gross margin	75.6%	74.2%	74.1%	75.0%	74.1%
Adjusted gross margin	78.9%	77.7%	76.6%	78.3%	76.4%

AXON ENTERPRISE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	30 JUN 2025	31 DEC 2024
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$615,496	$454,844
Short-term investments	1,471,304	333,235
Marketable securities	144,000	198,270
Accounts and notes receivable, net of allowance	627,961	547,572
Contract assets, net	463,371	367,929
Inventory	308,492	265,316
Prepaid expenses and other current assets	197,738	130,315
Total current assets	3,828,362	2,297,481

Property and equipment, net	271,240	247,324
Deferred tax assets, net	357,417	304,282
Intangible assets, net	162,588	175,157
Goodwill	762,245	756,838
Long-term notes receivable, net	1,631	3,460
Long-term contract assets, net	161,905	119,876
Strategic investments	403,500	332,550
Other long-term assets	266,368	237,620
Total assets	$6,215,256	$4,474,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$118,110	$71,955
Accrued liabilities	265,832	279,193
Current portion of deferred revenue	603,417	612,955
Current portion of notes payable, net	279,247	680,289
Customer deposits	19,412	20,626
Other current liabilities	11,053	12,857
Total current liabilities	1,297,071	1,677,875

Deferred revenue, net of current portion	329,045	360,685
Liability for unrecognized tax benefits	32,112	25,007
Long-term deferred compensation	20,512	15,877
Long-term lease liabilities	43,638	41,383
Long-term notes payable, net	1,728,575	—
Other long-term liabilities	31,903	26,096
Total liabilities	3,482,856	2,146,923

Stockholders’ Equity:
Preferred stock	—	—
Common stock	1	1
Additional paid-in capital	1,964,953	1,689,781
Treasury stock	(155,947)	(155,947)
Retained earnings	936,111	812,014
Accumulated other comprehensive loss	(12,718)	(18,184)
Total stockholders’ equity	2,732,400	2,327,665
Total liabilities and stockholders’ equity	$6,215,256	$4,474,588

AXON ENTERPRISE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2025	31 MAR 2025	30 JUN 2024	30 JUN 2025	30 JUN 2024
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	$36,117	$87,980	$41,473	$124,097	$174,825
Adjustments to reconcile net income to net cash provided by (used in) operating activities:			—
Stock-based compensation	139,244	140,239	74,821	279,483	149,936
Gain on strategic investments and marketable securities, net	32,167	(143,921)	(7,988)	(111,754)	(147,699)
Debt inducement expense	—	28,666	—	28,666	—
Depreciation and amortization	17,157	19,453	10,386	36,610	17,742
Provision for bad debts and inventory	2,454	3,800	9,504	6,254	11,084
Deferred income taxes	(21,297)	(48,768)	(28,425)	(70,065)	(7,755)
Other noncash items	9,763	9,515	3,780	19,278	6,364
Change in assets and liabilities:
Receivables and contract assets	(139,268)	(73,565)	(20,355)	(212,833)	(77,092)
Inventory	(31,112)	(16,986)	(14,885)	(48,098)	(16,959)
Deferred revenue	(84,648)	33,505	(27,620)	(51,143)	(8,499)
Accounts payable, accrued and other liabilities	12,564	8,611	42,308	21,175	(43,532)
Prepaid expenses and other assets	(64,845)	(22,735)	(236)	(87,580)	8,410
Net cash provided by (used in) operating activities	(91,704)	25,794	82,763	(65,910)	66,825
Cash flows from investing activities:
Purchases of investments	(714,693)	(1,079,169)	(240,404)	(1,793,862)	(490,989)
Business combinations, net of cash acquired	(3,809)	—	(25)	(3,809)	(237,796)
Proceeds from call, maturity, and sale of investments	354,843	401,811	333,886	756,654	664,358
Purchases of property and equipment	(22,953)	(24,862)	(11,318)	(47,815)	(27,512)
Other, net	80	3	—	83	34
Net cash used in investing activities	(386,532)	(702,217)	82,139	(1,088,749)	(91,905)
Cash flows from financing activities:
Net proceeds from equity offering	183,960	—	—	183,960	—
Proceeds from issuance of notes	—	1,750,000	—	1,750,000	—
Principal payments for induced conversion of convertible debt	—	(407,453)	—	(407,453)	—
Payments to third-parties for debt issuance, amendment and repurchase activity	(525)	(24,210)	—	(24,735)	—
Income and payroll tax payments for net-settled stock awards	(187,800)	(5,035)	(2,185)	(192,835)	(4,895)
Other, net	—	(76)	—	(76)	—
Net cash provided by (used in) financing activities	(4,365)	1,313,226	(2,185)	1,308,861	(4,895)
Effect of exchange rate changes on cash and cash equivalents	5,305	1,192	(108)	6,497	(2,086)
Net increase (decrease) in cash and cash equivalents	(477,296)	637,995	162,609	160,699	(32,061)
Cash and cash equivalents and restricted cash, beginning of period	1,104,758	466,763	406,000	466,763	600,670
Cash and cash equivalents and restricted cash, end of period	$627,462	$1,104,758	$568,609	$627,462	$568,609

AXON ENTERPRISE, INC.
SELECTED CASH FLOW INFORMATION
(in thousands)

	THREE MONTHS ENDED			SIX MONTHS ENDED
	30 JUN 2025	31 MAR 2025	30 JUN 2024	30 JUN 2025	30 JUN 2024
Net cash provided by (used in) operating activities	$(91,704)	$25,794	$82,763	$(65,910)	$66,825
Purchases of property and equipment	(22,953)	(24,862)	(11,318)	(47,815)	(27,512)
Free cash flow, a non-GAAP measure	(114,657)	932	71,445	(113,725)	39,313
Bond premium amortization	3,289	1,260	3,397	4,549	8,387
Net campus investment	653	516	458	1,169	1,491
Adjusted free cash flow, a non-GAAP measure	$(110,715)	$2,708	$75,300	$(108,007)	$49,191

AXON ENTERPRISE, INC.
SUPPLEMENTAL TABLES
(in thousands)

	30 JUN 2025	31 DEC 2024
Cash and cash equivalents	$615,496	$454,844
Current restricted cash	11,966	11,919
Short-term investments	1,471,304	333,235
Cash, cash equivalents, restricted cash and investments, net	2,098,766	799,998
Current portion of notes payable, principal amount	(282,547)	(690,000)
Long-term notes payable, principal amount	(1,750,000)	—
Total cash, cash equivalents, restricted cash and investments, net of notes payable	$66,219	$109,998